CONTACTS AT FIRST OF AMERICA:
     Jennifer D. Cox, Senior Vice President-Accounting Division, (616) 376-7115 / fax 376-7079
     Tony Thompson, Public & Media Relations Manager, (616) 376-7266 / fax 376-7273

FOR IMMEDIATE RELEASE


             FIRST OF AMERICA BANK CORP. ANNOUNCES PLANS
                     TO SELL ITS FLORIDA FRANCHISE

KALAMAZOO, Mich., June 16, 1997 -- First of America Bank Corporation (NYSE: FOA) and Barnett Banks, Inc., headquartered in Jacksonville, Florida, jointly announced today that an agreement has been reached for Barnett to purchase the Florida operations of First of America.

The purchase price will be approximately $160 million and is expected to result in a gain on the transaction of about 14 cents per share. The deal is expected to close during the third quarter of 1997, subject to regulatory approvals. First of America's Florida operation, at March 31, 1997 had $1.1 billion in assets, loans of $749 million, deposits of $931 million and 58 branches; of which 41 were traditional branches and 17 were supermarket branches. After the sale, First of America Bank Corporation will have approximately $20.5 billion in assets, $14.0 billion in loans and $16.2 billion in deposits.

"While we have made progress in generating profits in Florida, we have set our highest strategic priority on the performance of our operations in the Midwest," stated, Richard F. Chormann, Chairman, President and Chief Executive Officer, First of America Bank Corporation. "The sale of our Florida operation to a good banking organization is consistent with this priority and fits well with our realignment of First of America along four major lines of business -- Commercial Banking, Retail Sales & Delivery, Consumer Finance & Mortgage Services, and Trust & Financial Services -- within a single operating structure. We believe our strategic decision will benefit our financial performance while assuring ongoing high quality service to our customers."

"The acquisition expands Barnett's market share and leadership position in attractive Florida markets," said Allen L. Lastinger, Jr.,
Barnett's President and Chief Operating Officer.   We intend to
continue to offer First of America's customers the high quality of service they have come to expect as well as Barnett's expanded product line and unparalleled level of convenience."

First of America Bank Corporation, headquartered in Kalamazoo,
Michigan engages in commercial and retail banking as well as mortgage origination services. The company also provides trust, insurance and other financial services, through its Trust and Financial Services Division. First of America currently ranks 32nd among banking companies in the United States.

                                 # # #